Exhibit 99.1

Contacts:	Tran Nguyen / CFO Somaxon Pharmaceuticals, Inc. (858) 876-6500

Rob Whetstone/Matt Sheldon PondelWilkinson, Inc. (310) 279-5963

SOMAXON PHARMACEUTICALS REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

Conference call scheduled today at 8:30 a.m. ET (5:30 a.m. PT);

Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm

SAN DIEGO, CA –May 10, 2012 – Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today reported its financial results for the first quarter ended March 31, 2012.

“We continue to manage our operating expenses in an effort to drive towards positive cash flow and profitability, as we focus on high-value Silenor prescribers through our targeted promotional activities. Importantly, we believe our month-over-month prescription volume and corresponding product revenues are stabilizing,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “We will continue to work with our advisor, Stifel Nicolaus Weisel, to evaluate strategic alternatives with the goal of fully leveraging Silenor for the benefit of our stockholders.”

Recent Highlights

•

In April 2012, Somaxon entered into a collaboration with CJ CheilJedang Corporation, pursuant to which CJ CheilJedang will commercialize Silenor in South Korea, if approved. Under the terms of the agreements, Somaxon will receive an up-front payment of US$600,000. If Silenor is approved in South Korea, Somaxon will also be eligible to receive sales-based milestone payments as well as a royalty based on net sales of Silenor in South Korea. Somaxon will also supply CJ CheilJedang’s requirements for commercial quantities of Silenor in South Korea at a separate transfer price.

•

In February 2012, Somaxon announced that its licensee Paladin Labs Inc. has filed a New Drug Submission (NDS) that has been accepted for review by Health Canada for Silenor for the treatment of insomnia. If approved, Silenor is expected to be the first and only prescription product approved for the treatment of insomnia in Canada that is not a controlled substance. If Silenor is commercialized in Canada and/or the other territories under the licenses to Paladin, Somaxon will be eligible to receive sales-based milestone payments of up to US$128.5 million as well as a tiered double-digit percentage of net sales. To date, the Canadian prescription sleep aid market has consisted mainly of zopiclone, an older medication that despite its limitations, has driven the market to exceed $87 million in 2011, an increase of 10% vs. 2010.

First Quarter 2012 Financial Results

For the first quarter of 2012, net product sales of Silenor was $2.7 million, compared to net product sales for the first quarter of 2011 of $2.3 million.

Total operating costs and expenses for the first quarter of 2012 were $4.9 million, including $0.7 million of non-cash, share-based compensation expense, compared with $19.4 million, including $1.2 million of non-cash, share-based compensation expense, for the first quarter of 2011. The decrease in operating costs and expenses during the first quarter of 2012 as compared to the comparable prior year period was primarily due to the reduction of the company’s marketing efforts and the company’s reduction in force in the fourth quarter of 2011.

Cost of sales was $0.3 million for the first quarter of 2012, compared to cost of sales for the first quarter of 2011 of $0.4 million. Gross profit was $2.5 million for the first quarter of 2012 and $2.0 million for the first quarter of 2011. Expressed as a percentage of net product sales, gross margin was 90.0% for the first quarter of 2012 and 84.4% for the first quarter of 2011.

Selling, general and administrative (SG&A) expense was $4.6 million for the first quarter of 2012, compared to $18.6 million for the first quarter of 2011. The decrease in SG&A expense during the first quarter of 2012 as compared to the comparable prior year period was primarily due to the reduction of the company’s marketing efforts and the company’s reduction in force in the fourth quarter of 2011.

Somaxon had no research and development expense for the first quarter of 2012. Research and development expense for the first quarter of 2011 was $0.4 million.

For the first quarter of 2012, net loss was $2.1 million, or a loss of $0.04 per share, compared with a net loss of $17.0 million, or a loss of $0.38 per share, for the first quarter of 2011.

At March 31, 2012, Somaxon had cash, cash equivalents and short-term investments totaling $7.8 million, compared to $10.7 million at December 31, 2011.

Conference Call Information and Forward-Looking Statements

On Thursday, May 10, 2012, Somaxon will conduct a conference call with interested parties beginning at 8:30 a.m. ET (5:30 a.m. PT) to discuss results and highlights of the first quarter ended March 31, 2012.

The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-9205 (domestic) or (480) 629-9866 (international), conference call ID 4534975. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (303) 590-3030, and entering passcode 4534975.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription trends, the company’s financial status and performance and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Somaxon Pharmaceuticals, Inc.

Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.

For more information, please visit the company’s web site at www.somaxon.com.

Safe Harbor Statement

Somaxon cautions readers that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the commercial performance and prospects of Silenor, Somaxon’s ability to maintain operating expenses at reasonable levels, the process of seeking strategic alternatives and the ability to derive stockholder value from one or more related transactions and Somaxon’s other activities and plans are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully market and sell Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s ability, together with its strategic advisor Stifel Nicolaus Weisel, to successfully enter into one or more transactions to enhance stockholder value; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including patent infringement litigation; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition for Silenor; the potential to enter into an agreement with any third party relating to over-the-counter rights for Silenor; Somaxon’s ability, together with any partner, to receive FDA approval for an over-the-counter version of Silenor; changes in healthcare reform measures and reimbursement policies; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; Somaxon’s reliance on its licensees, Paladin Labs and CJ CheilJedang, for critical aspects of the commercial sales process for Silenor outside of the United States; the performance of Paladin and CJ CheilJedang and their adherence to the terms of their contracts with Somaxon; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely impact commercial success, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.

SUMMARY STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended March 31,
	2012	2011
	(in thousands, except per share amounts)
Revenues
Net product sales	$2,741	$2,322
Operating costs and expenses
Cost of sales	274	363
Selling, general and administrative	4,600	18,593
Research and development	—	419

Total operating costs and expenses	4,874	19,375

Loss from operations	(2,133)	(17,053)
Interest and other income	16	15

Net loss	$(2,117)	$(17,038)

Basic and diluted net loss per share	$(0.04)	$(0.38)

Shares used to calculate net loss per share	48,108	45,005

SOMAXON PHARMACEUTICALS, INC.

SUMMARY BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2012	2011
	(in thousands)
ASSETS
Cash and cash equivalents	$7,754	$10,668
Accounts receivable, net	1,525	1,950
Inventory	187	264
Other current assets	1,073	1,053

Total current assets	10,539	13,935
Restricted cash	201	201
Property and equipment, net	574	634
Intangibles, net	1,039	1,089

Total assets	$12,353	$15,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$675	$1,774
Accrued liabilities	5,941	7,054

Total current liabilities	6,616	8,828
Other long-term liabilities	525	490

Total liabilities	7,141	9,318
Total stockholders’ equity	5,212	6,541

Total liabilities and stockholders’ equity	$12,353	$15,859